Exhibit 10.2

Rubicon Software Group plc
Rubicon House
Guildford Road
West End
Surrey GU24 9PW

17 April 2009

Dear Sirs

SHARE SUBSCRIPTION AGREEMENT

1.	Strategic Alliance

Information System Associates (“We/Us/ISA”) refer to the strategic alliance agreement (the “SAA”) to be entered into between Us and Rubicon Software Group plc (“You/Rubicon”).  This is the Share Subscription Agreement referred to in the SAA, and sets out the terms on which You and We have agreed will govern the issue of certain shares in ISA and Rubicon.

2.	Issue of shares to ISA

2.1.	We hereby apply for the allotment of 2,500,000 Ordinary Shares of 1p each in the capital of Rubicon (the “Initial Shares”), for a subscription price of £0.02 (two pence) per share.

2.2.
Subject to the consent of both parties and on Us providing notice in writing to You, We agree to subscribe for a further number of Ordinary shares in the capital of Rubicon as we shall determine, subject to a maximum subscription of 2,500,000 New Ordinary Shares (such further shares being the “Second Tranche Shares”).

2.3.
The subscription price for the Second Tranche Shares shall be £0.02 (two pence) per share.  Our right to subscribe for the Second Tranche Shares shall expire on the date that is 90 days from the date of this Agreement.

2.4.
You undertake to take all corporate action, including obtaining all necessary board and shareholder approvals, and complying with all applicable legal and regulatory requirements in order to effect the allotment of the Initial Shares and (if applicable) the Second Tranche Shares, following receipt of payment for such share subscription/s by Us.  Each allotment shall take place no later than seven business days after receipt of written notice and appropriate payment from Us in respect of the subscription in question, or, if following such notice and payment, approval for such allotment is required, no later than seven business days after such allotment has been approved at a Rubicon EGM.

3.	ISA’s warrant over shares

3.1.
You hereby grant us a right to purchase additional shares in Rubicon, over the three year period beginning on the date of this Share Subscription Agreement (such period being the “Share Subscription Period”) on the terms of this paragraph 3.

3.2.
We shall be entitled, upon providing seven days written notice to You, to subscribe for 1 New Ordinary Share of 1p each in the capital of Rubicon (each being a “Warrant Share”) for every £1.00 of gross revenue received by Rubicon (less any applicable VAT) pursuant to the SAA.

3.3.
Each Warrant Share subscribed for pursuant to paragraph 3.2 above shall be for a price of £0.05 (five pence) per share, and We shall subscribe and be issued with Warrant Shares in tranches of 100,000 shares.

3.4.	We shall not be entitled to subscribe for an aggregate amount of more than 5,000,000 Warrant Shares during the Share Subscription Period.

3.5.
You undertake to take all corporate action, including obtaining all necessary board and shareholder approvals, and complying with all applicable legal and regulatory requirements in order to effect the allotment of each tranche of Warrant Shares following receipt of payment for such subscription/s for Warrant Shares by Us.  Each allotment of Warrant Shares shall take place no later than seven business days after receipt of written notice and appropriate payment from Us in respect of the subscription in question, or, if following such notice and payment, approval for such allotment is required, no later than seven business days after such allotment has been approved at a Rubicon EGM.

4.	Issue of shares in ISA

4.1.
You and We agree to meet and negotiate in good faith in order to agree upon the terms of a warrant whereby Rubicon will have the right to subscribe for Ordinary Shares in ISA.  We and You intend that any such warrant, when agreed, will be structured as a transaction exempt from registration under the Securities Act of 1933 pursuant to the provisions of “Regulation S” as promulgated by the Securities and Exchange Commission.

5.	General

5.1.	Neither You nor We may assign any of our rights under this Agreement without the prior written consent of the other.

5.2.	Neither You nor We intend that any of the terms of this Agreement are to be enforceable by any person not a party to this Agreement.

5.3.
This Agreement shall be governed by and interpreted under the laws of the State of Florida, USA, without regard to its conflicts of law provisions.  The state and federal courts in the jurisdiction in which Palm City, Florida is located shall have exclusive jurisdiction for the purposes of adjudicating any controversy or claim between the parties concerning any breach or alleged breach of this Agreement or performance or non-performance of any obligation under this Agreement.  The Parties hereby waive all objections to venue and personal jurisdiction in these forums for such disputes and expressly consent to such venue and jurisdiction

Please sign and return the enclosed copy of this Agreement in agreement with the above terms.

Yours faithfully

/s/ Joseph P. Coschera

Joseph P. Coschera
President and CEO
For and on behalf of
INFORMATION SYSTEM ASSOCIATES

We hereby confirm our agreement with the terms set out above.

/s/ Alistair Hancock
Alistair Hancock
Chief Executive Officer
For and on behalf of
Rubicon Software Group plc